	TOA OPTICAL TECH, INC.
	FKA PROSPERITY ACQUISITION, INC.
	(A DEVELOPMENT STAGE COMPANY)
	CONSOLIDATED BALANCE SHEETS
	(UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS)

		TOA OPTICAL TECH,		TOA HIKARI GIKEN				Consolidated
		INC.		CO., LTD
		As of		As of			Pro Forma	Pro Forma
		June 30, 2014		June 30, 2014			Adjustment	Results
		(unaudited)
ASSETS
Current Assets
Inventories		$-		$19,596			$-	$19,596

TOTAL CURRENT ASSETS		$-		$19,596			$-	$19,596

TOTAL ASSETS		$-		$19,596			$-	$19,596

LIABILITIES AND SHAREHOLDER EQUITY
Current Liabilities
Account payables-Related Party		$3,971		$21,544			$-	$25,515
Accrued expenses		$-		$4,500			$-	$4,500

TOTAL CURRENT LIABILITIES		$3,971		$26,044			$-	$30,015

TOTAL LIABILITIES		$3,971		$26,044			$-	$30,015

Stockholders’ Equity (Deficit)
Common stock ($.0001 par value, 500,000,000 shares authorized,
60,000,000 shares and 20,000,000 shares issued and outstanding
as of June 30, 2014 and September 31, 2013)	A	$6,000		$-			$-	$6,000

Preferred stock ($.0001 par value, 20,000,000 shares authorized;
1,000,000 shares and nones issued and outstanding
as of June 30, 2014 and September 31, 2013)		$100	B	$-			$-	$100

TOA HIKARI GIKEN Common stock
(No par value, 1,000 shares authorized,
10 shares issued and outstanding as of June 30, 2014)		$-		$98	C		$(98)	$-

Additional paid-in capital		$4,494		$-	C		$98	$4,592

Deficit accumulated during the development stage		$(14,570)		$(6,545)		$		$(21,116)
		A
		B
Accumulated other comprehensive income:
Foreign currency translation adjustment		$5		$-			$-	$5

TOTAL SHAREHOLDER EQUITY		$(3,971)		$(6,448)			$-	$(10,419)

TOTAL LIABILITIES AND SHAREHOLDER EQUITY		$-		$19,596			$-	$19,596

Notes for Proforma Statements

A - On June 20, 2014, the Company issued 40,000,000 shares of restricted common stock valued at $4,000 to Hajime Abe as director compensation.
B - On June 20, 2014, the Company issued 1,000,000 shares of restricted Series A preferred stock valued at $100 to Hajime Abe as director compensation.. Each share of Series A Preferred Stock shall entitle the holder thereof to one hundred (100) votes on all matters upon which the holders of the Common Stock of the Corporation are entitled to vote.
C - On July 31, 2014, TOA Optical Tech, Inc. entered into a Stock Purchase Agreement with Hajime Abe. Pursuant to the Agreement, Hajime Abe, at the effective date transferred to TOA Optical Tech, Inc., 10 shares of the common stock of TOA Hikari Giken Co., Ltd. which represents all of its issued and outstanding shares in consideration of 10,000 JPY ($98 USD). Following the closing of the share purchase transaction on July 31, 2014, TOA Optical Tech, Inc. gained a 100% interest in the issued and outstanding shares of TOA Hikari’s common stock. TOA Optical Tech, Inc. became the controlling shareholder of TOA Hikari Giken Co., Ltd..